ASSET SALE AGREEMENT

         THIS ASSET SALE AGREEMENT (the "AGREEMENT") is made as of this 29th day of January 2003, by and among, American Leisure Holdings, Inc., a Nevada corporation (the "PURCHASER") and Ted Gershon ("GERSHON").

                                    RECITALS

         WHEREAS, the Purchaser desires to purchase from Gershon and Gershon desires to sell and transfer on an "AS IS, WHERE IS" basis the rights, title, and interest Gershon maintains with respect to the Assets; and

         WHEREAS, Gershon has previously purchased a Secured Promissory Note, which is currently past due, of Inter-Call-Net Teleservices, Inc. (the "NOTE") in the original principal amount of $100,000.00 under which a principal balance of $108,917.00 is outstanding; and

         WHEREAS, Gershon shall assign the Note upon the closing of the sale of Assets herein; and

         WHEREAS, the Purchaser desires to purchase from Gershon and Gershon desires to sell and transfer to the Purchaser on an "AS IS, WHERE IS" basis all of Gershon's right, title and interest in the Assets and Note, upon the terms and conditions contained herein.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct and are adopted herein.

2. Purchase and Sale. On the Closing Date, as defined below, upon the terms and subject to the conditions set forth in this Agreement, Gershon shall sell, assign, grant, convey, deliver and transfer to Purchaser, and Purchaser shall purchase, acquire and receive from Gershon, all of his respective right, title and interest in the Assets and Note, as is, where is, and, in the case of the Assets, subject to any liens and encumbrances thereon. Gershon shall evidence such transaction by executing and delivering to Purchaser a Bill of Sale in the form of Exhibit A and an Assignment of Note in the form of Exhibit B (such Bill of Sale and Assignment of Note as herein collectively referred to as the "CONVEYANCE DOCUMENTS").

3. Purchase Consideration. The parties hereto agree that the purchase consideration for the Assets is the issuance of 956 shares of its 4% Series C Convertible Redeemable Preferred Stock (the "SERIES C PREFERRED Stock"), the terms of which are set forth in the Certificate of Designation attached as Exhibit C hereto and 4,000 shares of Common Stock. The Purchaser shall issue to Gershon at the Closing certificates representing an aggregate of 956 shares of its duly authorized and issued, fully paid and non-assessable Series C Preferred Stock and 4,000 shares of its duly authorized and issued, fully paid and non-assessable Common Stock.

4. Closing. The closing of the purchase and sale of the Purchased Assets shall be held at a mutually agreeable time on November 19, 2002. If the closing has not occurred within ninety (90) days following the date hereof through no fault of the Purchaser, this Agreement and Securities Purchase Agreement shall terminate and be of no further force or effect. The Closing shall take place at the offices of Hatton & Associates, P.A., counsel for Purchaser., at 2250 S.W.


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3rd  Avenue,  5th  Floor,  Miami,  Florida  33129,  at  10:00  a.m.  on the date established for Closing.

5. Warranty of Gershon. Gershon warrants: (i) that its Note is free and clear of any liens and encumbrances; and (ii) that Gershon has full and complete authority to assign the subject Note and enter into the transactions contemplated hereby.

6. Deliveries of Gershon at Closing. At the Closing, Gershon shall deliver to Purchaser the Bill of Sale and Assignment of Note, duly and validly executed.

7. Deliveries of Purchaser at Closing. At the Closing, unless otherwise indicated, Purchaser shall deliver to Gershon the following: (i) certificates for the 956 shares of Series C Preferred Stock and for 4,000 shares of its Common Stock registered in the name of Gershon, to be provided within 10 days following the date of Closing; (ii) an executed Registration Rights Agreement in the form of Exhibit D hereto; (iii) an executed Securities Purchase Agreement, dated the date of the Closing, in the form of Exhibit E hereto; (iv) an Assignment and Assumption Agreement within 45 days following the date of Closing, whereby Purchaser will assume and agree to pay amounts due or becoming due under leases of the Assets from Hewlett Packard or its affiliates (which amounts shall be deducted from the Series C Preferred Shares to be issued to Stanford Venture Capital Holdings, Inc.) and under operating leases from Sunrise; (v) a maximum of two thousand ($2,000.00) dollars in the aggregate, which shall be tendered to the counsel of Stanford Venture Capital Holdings, Inc., towards the payment of a legal opinion of Nevada counsel to the Purchaser, addressed to Gershon, Stanford Venture Capital Holdings, Inc., and Charlie B. Ganz, to be obtained within 45 days following the date of Closing; and (v) such other documents as may be reasonably requested by Gershon in order to evidence the consummation of the transactions contemplated herein.

8. Expenses. Each of the parties hereto will pay its respective expenses, income and other taxes, and costs (including without limitation, the fees, disbursements and expenses of attorneys, accountants and consultants) incurred by it in negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated by this Agreement.

9. Notices. Any notices, requests, demands and other communications required or permitted to be given hereunder must be in writing and, except as otherwise specified in writing, will be deemed to have been duly given when personally delivered or facsimile transmitted, or three days after deposit in the United States mail, by certified mail, postage prepaid, return receipt requested, as follows:

IF TO GERSHON:
Ted Gershon
2780 NE 183rd Street, Suite 1206
Aventura, Florida 33160

IF TO THE PURCHASER:

American Leisure Holdings, Inc.
Park 80 Plaza East
Saddlebrook, New Jersey 07663
Attn: Malcolm J. Wright
Telephone: (407) 421-6660
Facsimile: (407) 857-3598


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WITH A COPY TO:

Raice Paykin & Krieg, LLP
185 Madison Avenue, 10th Floor
New York, NY 10016
Attn: James G. Smith, Esq.
Telephone: (212) 725-0322
Facsimile: (212) 684-9022

or to such other addresses or facsimile numbers as either party hereto may from time to time give notice of (complying as to delivery with the terms of this Section) to the other.

10. Entire Agreement. This Agreement along with all exhibits and schedules attached hereto constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

11. Benefits; Binding Effect; Assignment. This Agreement is for the benefit of and binding upon the parties hereto, their respective successors and, where applicable, assigns. Neither party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior approval of the other party.

12. Waiver. No waiver of any of the provisions of this Agreement will be deemed to constitute or will constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

13. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person or entity other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

14. Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

15. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which will be deemed to be one and the same instrument.

16. Litigation. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney fees, paralegal fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. Any such legal action shall be brought in courts of competent jurisdiction in Miami-Dade County, Florida.

17. Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy is cumulative and is in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

18. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Florida.


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


     19. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     20. Further Assurances. The parties shall execute and deliver any other instruments or documents and take any further actions after the execution of this Agreement, which may be reasonably required for the implementation of this Agreement and the transactions contemplated hereby.




         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


TED GERSHON




By:  S/TED GERSHON




AMERICAN LEISURE HOLDINGS, INC.




By: S/M J WRIGHT
     President








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